EXHIBIT 99.1

PURECIRCLE AND S&W SEED COMPANY PARTNER
TO GROW STEVIA LEAF IN CALIFORNIA

FIVE POINTS, Calif ─ (PR NEWSWIRE) ─ July 29, 2010 ─ S&W Seed Company (NasdaqCM: SANW) today announced that it has entered into a five-year agreement with PureCircle, Limited, the world's leading producer and marketer of high purity stevia products. The agreement provides for PureCircle to purchase stevia leaf from S&W and its subsidiary, Stevia California, bringing the two companies a step closer towards their mutual goal of growing stevia in the continental United States on a scale necessary to help support growing demand from major North American-based food and beverage manufacturers.

The new contract contains a confidential pricing arrangement and provides strong commercial incentive for S&W to accelerate commercial production of stevia leaf in California, involving significant acreage, with confidence that PureCircle will be a reliable customer. Likewise, PureCircle can expect that S&W, for its part, will focus on providing PureCircle with a reliable domestic US source of stevia leaf. More specifically, S&W anticipates supplying PureCircle with a minimum of 1000 metric tons (2.2 million pounds) of stevia leaf over the first two years of the agreement.

The stevia leaf supply contract greatly expands the existing engagement between the two firms under which S&W is currently running trials in California with proprietary PureCircle varieties. The relationship with S&W will provide support for PureCircle's recently announced research and varietal development project, in conjunction with Michigan State University, focused on the next generation of steviol glycosides beyond Reb A.

Magomet Malsagov, CEO and Managing Director of PureCircle, stated, "The signing of this agreement signals our commitment to keep stevia leaf production as close to our end markets as possible, reducing the energy footprint of the industry and supporting the sustainability of stevia growers. This complements our much more extensive efforts in Paraguay and Kenya."

S&W's board of directors and management team bring decades of related agronomic experience to work for PureCircle in their development of proprietary stevia varieties in North America. Over the last 20 years, S&W has developed world leading varieties of alfalfa seed, as verified by university trials. S&W's contract growers, most of whom have been with the Company for decades, comprise many thousands of acres of farmland in the Central Valley of California. The variety of locations, climates and soils available through this diverse grower base will provide an excellent "test bed" for optimizing cultivation techniques for the region. In addition, as techniques and superior varieties are confirmed, the large acreage available through S&W's grower base should make rapid expansion of stevia possible.

Grover Wickersham, Chairman of S&W Seed, noted, "For 30 years, S&W has worked with California farmers to produce high quality agricultural products. We are very pleased that our efforts to bring commercial scale production of stevia to the U.S. have begun to gain measurable traction, marked by this important sourcing agreement with PureCircle. In addition to contributing what we believe will be meaningful new revenue to our Company in 2011, we are very excited about working with PureCircle to produce the highest quality stevia in a way that will be cost effective for food and beverage manufacturers and beneficial to our California growers."

About PureCircle Limited

PureCircle is pioneering the extraction of natural goodness from plants. Through investment in expertise, innovative technology and facilities around the world, its goal is to improve global health and well-being by providing natural, pure extracts which are ideal for a wide variety of food and beverage applications. These include a zero calorie, natural sweetener as an alternative to sugar. For more information, please visit www.purecircle.com.

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a global leader in warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California. In fiscal 2010, the Company launched a business expansion initiative centered on mass producing stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward- looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company's prospectus, dated May 3, 2010, and other filings made by the Company with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

PR Financial Marketing
 Jim Blackman, President and CEO
(713) 256-0369
Jim@prfmonline.com

Elite Financial Communications Group, LLC
 Dodi B. Handy, President and CEO (Twitter: dodihandy)
FOR MEDIA: Kim Auld, Director, Elite Media Group (Twitter: kimauld)
(407) 585-1080
SANW@efcg.net